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                                                                    EXHIBIT 3.1A

                            CERTIFICATE OF AMENDMENT
                                       OF
                        CERTIFICATE OF INCORPORATION OF
                        ALABAMA NATIONAL BANCORPORATION

     Alabama National BanCorporation, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), and having its registered office in the State of Delaware in the county of New Castle, 1209 Orange Street, Wilmington, Delaware, does hereby certify as follows:

          (i) that the following resolution is a true and correct copy of the resolution adopted by the Board of Directors of the Corporation proposing an amendment to the Certificate of Incorporation of the Corporation and declaring its advisability in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware;

          (ii) that pursuant to resolution of its Board of Directors, a meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation law of the state of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment; and

          (iii) that said amendment has been duly adopted in accordance with applicable provisions of Sections 242 and 222 of the General Corporation Law of the State of Delaware.

     RESOLVED, by the Board of Directors of Alabama National BanCorporation, a Delaware Corporation (the "Corporation"), that the Certificate of Incorporation of the Corporation, as last amended, be amended in the following respects:

          1. By deleting Article SIXTH B in its entirety from the Certificate of Incorporation.

          2. By deleting Article SEVENTH B, C and D in their entirety from the Certificate of Incorporation and substituting in lieu thereof the following:

        SEVENTH

             B. The Board of Directors shall have concurrent power with the stockholders as set forth in this Certificate of Incorporation to adopt, amend, or repeal (collectively "Amend") the ByLaws of the Corporation. The Board of Directors may Amend the ByLaws of the Corporation upon the affirmative vote of the number of directors which shall constitute, under the terms of the ByLaws, the action of the Board of Directors. The stockholders may amend the ByLaws of the Corporation upon the affirmative vote of the holders of not less than a majority of the votes entitled to be cast by the holders of all of the outstanding shares of the Voting Stock, voting together as a class.

     IN WITNESS WHEREOF, said Alabama National BanCorporation, has caused its corporate seal to be affixed hereunto and this Certificate to be signed by Victor E. Nichol, Jr., its President, and attested by Kimberly Moore, its Secretary, this 31st day of July, 1996.

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                                               ALABAMA NATIONAL BANCORPORATION

[CORPORATE SEAL]                                       By: /s/ VICTOR E. NICHOL, JR.
                                               ----------------------------------------------
                                                               Its President

ATTEST:

            By: /s/ KIMBERLY MOORE
----------------------------------------------
                Its Secretary
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